UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)

                            STYLING TECHNOLOGY CORP.
            -------------------------------------------------------
                                (Name of issuer)

                                  Common Stock
            -------------------------------------------------------
                         (Title of class of securities)

                                    863905105
            -------------------------------------------------------
                                 (CUSIP NUMBER)

                                February 15, 1998
            -------------------------------------------------------
             (Date of Event which requires filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               (X) Rule 13d-1(b)
                               ( ) Rule 13d-1(c)
                               ( ) Rule 13d-1(d)

JAMES A. CAPEZZUTO                                   WITH COPIES TO:
LEGAL OFFICER                                        DONALD P. MADDEN, ESQ.
MORGAN GRENFELL CAPITAL                              WHITE & CASE LLP
  MANAGEMENT INCORPORATED                            1155 AVENUE OF THE AMERICAS
885 THIRD AVENUE                                     NEW YORK, NY 10036
NEW YORK, NY 10022-4802                              212-819-8800
212-230-2670
--------------------------------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)

---------------------------------
      CUSIP No. 863905105                13G
---------------------------------



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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Grenfell Capital Management Incorporated
         IRS ID:  13-3315378
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) ( )
                  N/A                                                  (b) ( )
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware, U.S.A.
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NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                                  None
OWNED BY                     ---------------------------------------------------
EACH REPORTING               6      SHARED VOTING POWER
PERSON WITH                                  None
                             ---------------------------------------------------
                             7      SOLE DISPOSITIVE POWER
                                             None
                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER
                                             None
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 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    ( )
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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
              IA
--------------------------------------------------------------------------------

ITEM 1(A).        NAME OF ISSUER:

                  STYLING TECHNOLOGY CORP.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2390 E. Camelback Road
                  Suite 435
                  Phoenix, AZ  85016

ITEM 2(A).        NAME OF PERSON FILING:

                  See Item 1 of the cover pages attached hereto.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  885 Third Avenue, Suite 3200
                  New York, NY  10022-4802

ITEM 2(C).        CITIZENSHIP:

                  See Item 4 of the cover pages attached hereto.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  863905105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                    (a)  ( ) Broker or dealer registered under section 15 of the
                             Act;

                    (b)  ( ) Bank as defined in section 3(a)(6) of the Act;

                    (c)  ( ) Insurance Company as defined in section 3(a)(19) of the Act;

                    (d)  ( ) Investment  Company  registered  under section 8 of the Investment Company Act of 1940;

                    (e)  (X) An investment adviser in accordance with Rule 13d-1
                             (b)(1)(ii)(E);

                    (f)  ( ) An employee  benefit  plan,  or  endowment  fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

                    (g)  ( ) A parent  holding  company  or  control  person  in accordance with Rule 13d-1 (b)(1)(ii)(G);

                    (h)  ( ) A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

                    (i)  ( ) A church plan that is excluded from the  definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                    (j)  ( ) Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1 (c), check this box. ( )

ITEM 4.  OWNERSHIP.

                  (A)      AMOUNT BENEFICIALLY OWNED:

                           See Item 9 of the cover pages attached hereto.

                  (B)      PERCENT OF CLASS:

                           See Item 11 of the cover pages attached hereto.

                  (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE, (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE, (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF, OR (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF:

                           See Items 5 through 8 of the cover pages attached hereto.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  The percentage ownership of the subject securities fell below 5% in April, 1997.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 27, 1998



                                              MORGAN GRENFELL CAPITAL MANAGEMENT
                                                INCORPORATED



                                        By /s/ Mario R. Garel
                                          --------------------------------------
                                          Name:  Mario R. Garel
                                          Title:  Controller



                                        By /s/ Joan A. Binstock
                                          --------------------------------------
                                          Name:  Joan A. Binstock
                                          Title:  COO & Executive Vice President